Exhibit 99.1

               RESOURCES CONNECTION, INC. REPORTS YEAR-END RESULTS

          FOURTH QUARTER REVENUE IMPROVES 40% AND EARNINGS IMPROVE 45%

    COSTA MESA, Calif., July 12 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN), an international professional services firm that provides, through its operating subsidiary Resources Global Professionals, experienced accounting and finance, risk management and internal audit, information management, human capital, supply chain management and legal professionals to clients on a project basis, today announced financial results for its fourth quarter and year ended May 31, 2005.

    Total revenue for the fourth quarter of fiscal 2005 improved 40.2% to $150.0 million from $107.0 million for the same quarter in fiscal 2004. Net income for the quarter ended May 31, 2005, was $15.7 million, or $0.31 per diluted share, compared to net income of $10.7 million, or $0.22 per diluted share, in the May 2004 quarter.

    For the year ended May 31, 2005, revenue grew 63.7% to $537.6 million compared to $328.3 million for the fiscal year ended May 31, 2004. Net income for fiscal year 2005 was $56.1 million, or $1.11 per diluted share versus $24.3 million, or $0.50 per diluted share, in the prior year period.

    "Our excellent financial results this year reflect our continuing ability to deliver high-quality service to our clients with tremendous flexibility and a true global reach," said Chairman and CEO of Resources Global Professionals Donald Murray. "We are particularly pleased that fiscal 2005 saw the expansion of many client relationships with companies who initially became familiar with Resources for Sarbanes-Oxley compliance efforts, but have extended their work with us into other core business areas. Our outstanding client relationships remain the foundation for our future growth."

    On February 8, 2005, the Company announced that its board of directors had declared a 2 for 1 split of its common stock for all stockholders of record as of February 18, 2005. All prior year information is presented reflecting this common stock split.

    ABOUT RESOURCES GLOBAL PROFESSIONALS

    Resources Global Professionals is an international professional services firm that provides accounting and finance, human capital, information management, supply chain management, internal audit/risk management and legal services on a project basis. The Company was originally part of Deloitte & Touche LLP in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte Touche Tohmatsu Australia. Today, the Company is completely independent, autonomous and publicly traded on NASDAQ under its parent entity's name, Resources Connection, Inc. In addition to its project professional services, Resources Global Professionals has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the Company operates from more than 60 worldwide offices. The U.S. client portfolio boasts more than 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list for the third consecutive year. More information about the company is available at http://www.resourcesglobal.com.

    Resources Global Professionals will hold a conference call for interested analysts and investors at 5:00 pm, EDT today, July 12, 2005. This conference call will be available for listening via a webcast on the Company's Internet web site, at http://www.resourcesglobal.com/.

    Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of these terms or other comparable terminology. Such statements and all phases of Resources Connection's operations are subject to known and unknown risks, uncertainties and other factors, including seasonality, overall economic conditions and other factors and uncertainties as are identified in Resources Connection's Form 10-K for the year ended May 31, 2004 and Form 10-Q for the quarters ended August 31, 2004, November 30, 2004 and February 28, 2005 (File No. 0-32113). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Resources Connection's, and its industry's, actual results, levels of activity, performance or achievements may be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward- looking statements. The Company undertakes no obligation to update the forward-looking statements in this press release.

                           RESOURCES CONNECTION, INC.
                              SUMMARY OF OPERATIONS
                    (in thousands, except per share amounts)

                                    Quarter Ended May 31,           Year Ended May 31,
                                 ---------------------------   ---------------------------
                                     2005           2004           2005           2004
                                 ------------   ------------   ------------   ------------
                                         (unaudited)           (unaudited)
Revenue                          $    150,009   $    107,018   $    537,636   $    328,333

Direct costs
 of services                           89,983         64,042        324,642        199,870

Gross profit                           60,026         42,976        212,994        128,463

Selling, general and
 administrative
 expenses                              33,451         23,877        116,402         84,301

Operating income
 before amortization
 and depreciation                      26,575         19,099         96,592         44,162

Amortization of
 intangible assets                        444            504          1,743          1,716

Depreciation expense                      552            580          2,191          1,907

Operating income                       25,579         18,015         92,658         40,539

Interest income                          (827)          (171)        (2,128)          (593)

Income before
 provision for
 income taxes                          26,406         18,186         94,786         41,132

Provision for
 income taxes                          10,694          7,456         38,730         16,798

Net income                       $     15,712   $     10,730   $     56,056   $     24,334

Diluted net income
 per share                       $       0.31   $       0.22   $       1.11   $       0.50

Diluted shares                         50,533         49,944         50,484         48,780

                           RESOURCES CONNECTION, INC.
                       SELECTED BALANCE SHEET INFORMATION
                                 (in thousands)

                                           May 31, 2005   May 31, 2004
                                           ------------   ------------
                                            (unaudited)
Cash, cash equivalents, short-term
 investments and long-term
 marketable securities                     $    134,741   $     68,126

Accounts receivable, less allowances       $     80,848   $     59,766

Total assets                               $    319,563   $    226,263

Current liabilities                        $     63,338   $     41,241

Total stockholders' equity                 $    248,266   $    180,334

/CONTACT: David Bray, +1-212-367-6824, David.Bray@eurorscg.com, for Resources Connection, Inc./Web site: http://www.resourcesglobal.com /